SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 8-K
                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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        Date of report (Date of earliest event reported): August 14, 2000


                             TREMONT ADVISERS, INC.
             (Exact name of registrant as specified in its charter)




Delaware                                 0-27077                      06-1210532
(State or Other Jurisdiction     (Commission File Number)          (IRS Employer
of Incorporation)                                            Identification No.)

555 Theodore Fremd Avenue, Rye, New York                                   10580
(Address of Principal Executive Offices)                              (Zip Code)


Registrant's telephone number, including area code:  (914) 925-1140




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ITEM 5.  OTHER EVENTS

     On August 11, 2000, Tremont Advisers, Inc (the "Company") entered into an employment agreement (the "Agreement") with Barry Colvin, pursuant to which he will serve as the Chief Operating Officer of the Company. Mr. Colvin replaces Robert Schulman in this capacity. Mr. Schulman will continue to serve as the Company's President.

     The amended agreement expires on January 1, 2002. Mr. Colvin is entitled to a minimum base salary of $275,000 plus an annual bonus of at least $200,000 if he is employed by the Company on the date that the Company usually pays out annual performance bonuses.

     The Company may terminate the Agreement without cause at any time. In that event, Mr. Colvin will receive a severance allowance equal to the balance of the compensation due to him through December 31, 2001, less all amounts required to be withheld or deducted. Benefits and any other employee entitlements shall immediately cease as of the date of termination.

     In the event that Mr. Colvin voluntarily terminates his employment with the Company prior to January 1, 2002, he will pay the Company $50,000 as liquidated damages as recompense to the Company for the time, opportunity loss, and cost of securing his replacement, absence of continuity and adverse impact on customers and employees caused by his departure. This payment is to be made in full within fifteen days after his last day of employment.

     Mr. Colvin will receive 100,000 options subject to the terms of the Company's 1998 Stock Option Plan at the time when options are typically granted to other employees thereunder.

     Mr. Colvin has agreed that before December 31, 2000 he will purchase $25,000 worth of the Company's Class B Common Stock in the open market.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     Exhibit 10.68 Employment Agreement dated August 14, 2000 between the Company and Barry Colvin.




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     TREMONT ADVISERS, INC.


Date:  August 15, 2000               By:  /s/ Stephen T. Clayton
                                          --------------------------------------
                                          Stephen T. Clayton
                                          Chief Financial Officer and
                                          Administrative Officer
                                          (Duly authorized Officer and Principal
                                          Financial and Accounting Officer)



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